Exhibit 99.1

Ramco-Gershenson Properties Trust Closes $360 Million Unsecured Credit Facility

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--July 23, 2012--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has closed a $360 million unsecured credit facility which amends and restates the Company’s prior $250 million facility. The amended facility is comprised of a $240 million revolving line of credit with a four-year term and one-year extension option and a five-year $120 million term loan. The facility can be upsized to $450 million through an accordion feature. Borrowings under the facility will bear interest at LIBOR plus 165 basis points subject to a pricing grid for changes in the Company’s leverage ratio.

KeyBanc Capital Markets acted as sole lead manager and arranger for the facility. JPMorgan Chase Bank, N.A. and Bank of America, N.A. acted as co-syndication agents, and Deutsche Bank Securities Inc. and PNC Bank, National Association acted as co-documentation agents. Other lenders participating in the facility are RBS Citizens, N.A., Capital One, N.A., The Huntington National Bank, Comerica Bank, and Branch Banking and Trust Company.

"The extension and expansion of our credit facility as well as the improved pricing demonstrates the confidence our bank group has in our business plan and our ongoing commitment to maintaining a strong, flexible balance sheet," said Dennis Gershenson, President and Chief Executive Officer. "By taking advantage of the current bank financing environment we further our objectives of reducing the Company’s overall cost of capital and moving closer to an investment grade profile.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. Our primary business is the ownership and management of shopping centers in targeted markets in the Eastern and Midwestern regions of the United States. At March 31, 2012, the Company owned and managed a portfolio of 80 shopping centers and one office building with approximately 14.9 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Wisconsin, Illinois Indiana, New Jersey, Virginia, Maryland, and Tennessee. For additional information regarding Ramco-Gershenson Properties Trust, visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing to ability qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust:
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications